UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 17, 2015

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Enter into Material Definitive Agreement.

MVP REIT, Inc., (“MVP”) through its wholly owned entity, MVP Milwaukee River Lot, LLC, a Wisconsin limited liability company, announced that it has entered into a purchase agreement dated August 17, 2015 to purchase a parking lot for approximately $4.1 million.

The parking lot is located at 1120 N. Old World 3rd Street, Milwaukee, WI 53203 (the “lot”).   The lot consists of approximately 48,500 square feet and has approximately 75 parking spaces.  MVP anticipates entering into a lease with a parking operator to lease the parking lot and anticipates financing approximately sixty percent (60%) of the purchase price.

The Purchase Agreement is subject to MVP’s due diligence.  It is anticipated that the purchase will close on or before October 1, 2015, however, there can be no assurance when and if this acquisition will be completed.

Item 8.01 Other Events.

On August 19, 2015, MVP REIT, Inc. announced that Dan Huberty was hired as Vice President of Parking Operations of MVP Realty Advisors, LLC.  In addition to his current role at MVP Realty Advisors, Mr. Huberty also serves as Vice President of Sales and Acquisitions for JNL Parking.  Prior to employment with JNL Parking, Mr. Huberty served as an Executive Vice President of SP Plus, where he oversaw the southern division of the company.  Prior to his role with SP Plus, he served as a Vice President for Clean Energy Fuels.

Previous to Clean Energy Fuels, Mr. Huberty served in various roles with ABM Industries. During his approximately 17 years with ABM Industries, Mr. Huberty served in various roles including Facility Manager, Regional Manager, Regional Vice President, and finally Vice President of Sales for ABM’s Parking Division.  Mr. Huberty earned his BBA from Cleveland State University in 1991, and his MBA from the University of Phoenix in 1998.

Mr. Huberty also serves as a State Representative for Texas House District 127.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 19, 2015

MVP REIT, INC.

By: __/s/ Tracee Gress_______________
Tracee Gress
Chief Financial Officer